Exhibit 99.1

Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN INDUSTRIAL TECHNOLOGIES TO ACQUIRE ZELLER CORPORATION

BLOOMFIELD, Connecticut (August 13, 2012) - Kaman Corporation (NYSE:KAMN) today announced the signing of a definitive agreement to acquire the assets of Zeller Corporation by its subsidiary Kaman Industrial Technologies Corporation (KIT).  The acquisition is expected to close in the third quarter.  Terms of the transaction were not disclosed.

Zeller Corporation is a value added distributor of electrical and automation components and solutions, including motion control, programmable logic controller (PLC) based automation, machine vision, electrical controls and power distribution products.  A premier Schneider Electric distribution partner, Zeller also represents other quality manufacturers including Kollmorgen, Phoenix Contact, Rittal and Sick. Zeller employs 240 people, including 60 degreed engineers, and has operations in Rochester, Syracuse and Buffalo, New York; Foxboro, Massachusetts; and Winston-Salem, North Carolina.  Zeller expects 2012 sales of approximately $80 million for the full year.

Neal J. Keating, Chairman, President and Chief Executive officer of Kaman Corporation, stated, "The acquisition of Zeller Corporation is a very exciting addition for Kaman and our KIT distribution business – it extends and expands our automation and motion control product portfolio to include electrical controls and power distribution.  Further, it demonstrates our commitment to growing our distribution network, enhancing our value-add solutions capabilities, and complementing our strong mechanical and fluid power product platforms.  We are also excited to welcome the strong management team and workforce at Zeller, led by Gary Haseley to the Kaman family.  The Zeller team will enhance our ability to serve our customers and will bring a number of new tools and capabilities to the Kaman organization.”

Gary Haseley, President, Zeller Corporation remarked, “We are very enthusiastic about the opportunity to become part of the Kaman distribution and solutions team.  We believe Zeller’s deep engineering expertise coupled with Kaman’s broad national reach will combine to create an outstanding solution for our customers, while driving growth opportunities for our suppliers and employees.  With more than 50 years of experience providing superior electrical products and engineered solutions to our customers, we will now also have the ability to satisfy their mechanical power transmission requirements.”

Steve Smidler, President of KIT added, “We are also very pleased to have Gary Haseley staying with Kaman and joining our KIT executive management team as Zeller’s Vice President and General Manager, reporting to me.  Zeller complements and strengthens our recent acquisitions of Minarik, Target Electronic Supply and Automation Technology and is illustrative of our overall expansion strategy to further increase our electrical, automation and motion control footprint.”

Additional information about Zeller Corporation is available at www.zellercorp.com.

About Kaman Corporation

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the industrial distribution and aerospace markets.  The company is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across North America.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation, and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company’s SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  More information is available at www.kaman.com.

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Contacts:
Eric Remington	David Mayer
Vice President, Investor Relations	Vice President, Marketing & Services
Kaman Corporation	Kaman Industrial Technologies Corporation
(860) 243-6334	(860) 687-5185
eric.remington@kaman.com	dave.mayer@kaman.com